Exhibit 10.37

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

Execution Version 12-Nov 2018

AGREEMENT FOR THE COMMERCIAL & SUPPLY OF PRODUCTS

THIS AGREEMENT (the “Agreement”) is made on the 12th  day of November, 2018 between ARRAN CHEMICAL COMPANY LIMITED, of Units 1-3 Monksland Industrial Estate, Athlone, Republic of Ireland (hereinafter referred to as “ARRAN”); and NABRIVA THERAPEUTICS IRELAND DAC, of Suite 510, Regus Dublin Airport, Skybridge House Dublin Airport, Swords, County Dublin, Ireland  (“CLIENT”)

WHEREAS:- Client sells and supplies certain substances for pharmaceutical use to third parties and CLIENT wishes to engage ARRAN to provide Services (defined below) including but not limited to development, manufacture, storage, analysis and release and supply of the Product to CLIENT.

IT IS NOW AGREED AS FOLLOWS:-

1.                                      DEFINITIONS

1.1                              In this Agreement unless the context otherwise requires:-

“Affiliate” means any company or business entity which controls, is controlled by, or is under common control with either ARRAN or CLIENT.  For the purpose of this definition “control” means direct or indirect beneficial ownership of at least fifty per cent (50%) of the issued share capital with voting rights in such company or business entity;

“ARRAN’s Facility” shall mean ARRAN’s facility situated at Monksland Industrial Estate, Athlone, or such other place at which ARRAN or its sub-contractors (if applicable and as agreed between ARRAN and CLIENT), may from time to time provide the Services;

“Applicable Laws” shall mean all applicable rules, regulations and laws of European Union;

“Claims” means any and all claims, demands, suits, losses, liability, damage, fines, expenses and costs (including without limitation attorney’s fees and expenses and settlement costs) arising from any cause of action brought by any party (including without limitation either Party and/or a Third Party or Third Parties), whether in contract, tort (including, without limitation, negligence) warranty, strict liability, product liability, statutory duty or otherwise;

“Confidential Information” means all information whether commercial, financial, technical, operational or otherwise in any format, disclosed by one Party to the other Party in connection with this Agreement which by its nature is clearly confidential (whether or not that information is marked or designated as confidential or proprietary) whether disclosed orally in documentary form, by documentation or otherwise (including information obtained visually during site visits to either party) and including the terms of this Agreement;

“Effective Date” means the date of this Agreement or the commencement date of the Services whichever is earlier;

“EU” means the European Union;

“EXW” shall mean “Ex works”, as that term is defined in INCOTERMS 2010;

“Intellectual Property Rights” means any and all trade marks, rights in designs, get-up, trade, business or domain names, copyrights, future copyrights, patents, rights in databases (whether registered or not and any applications to register or rights to apply for registration of any of the foregoing), rights in inventions, know how, trade secrets and other confidential information and all other intellectual property rights of a similar or corresponding nature which may now or in the future subsist in any part of the world;

“Party” means a party to this Agreement;

“Product” means (R)-3-Cyclohexene-1-carboxylic Acid, CAS Number 5709-98-8;

“Product Batch(es)” means certain quantities of the Product to be agreed between the Parties from time to time;

“Product Price” means the price for the Product as set forth in Schedule 3 attached hereto.

“Purchase Order” means a formal document in written form issued by CLIENT to ARRAN containing a firm instruction as to the manufacture, testing, storage, release of the Product giving the following: purchase order number; Product identity; quantity required; Product Price; delivery date required; delivery address required; and invoice address;

“Raw Materials” means the materials, used in the manufacture of the Product, the specifications for which are set out in the Specification, to be procured by ARRAN on behalf of CLIENT and the cost of which shall be included in the Product Price;

“Services” means the services that ARRAN agrees to perform pursuant to Section 2.1 hereof in connection with the Product;

“Specification” means the written specifications for the development, manufacture, testing, and release of the Product as agreed between the Parties and as set out in Schedule 2 to this Agreement;

“Territory” means the US and/or EU (as defined herein) or such other territory as may be agreed by the Parties in writing from time to time, such agreement not to be unreasonably withheld;

Third Party” shall mean a party other than ARRAN or Client and their respective Affiliates, officers, directors, employees and agents; and

“US” means the United States of America.

1.2                              A reference to the singular includes the plural and vice-versa.

2.                                     PROVISION OF THE SERVICES

2.1                              In consideration of the payment to be made by the Client pursuant to the terms of this Agreement, ARRAN agrees to provide the Services, including but not limited to manufacture, storage, analysis, commercial release and supply of the Product to CLIENT.

2.2                              In accordance with the terms and conditions of this Agreement, CLIENT shall:

(a)                       provide ARRAN with full and comprehensive information concerning the intended use of the Product by CLIENT to enable ARRAN to understand and discharge its obligations under this Agreement; and

(b)                       give full details to ARRAN of any complaint received by CLIENT in regard to the Product and discuss the appropriate response to the complaint with ARRAN where appropriate.

3.                                     FORECASTING AND ORDERING

3.1                              Client will place written orders and forecasts of its requirements for the Products in accordance with Schedule 1.

3.2                               Client shall purchase its requirement of the Products in accordance with the binding elements of the Forecast as detailed in Schedule 1.

4.                                     DELIVERY

4.1                              Delivery of the Product shall be EXW ARRAN’s Facility in accordance with Incoterms 2010.  If requested by CLIENT, ARRAN shall assist CLIENT in arranging shipment of the Product to CLIENT or CLIENT’s designated location in accordance with CLIENT’s instructions and at CLIENT’s risk and expense.  All shipments will be subject to the standard terms and conditions of the selected courier and ARRAN shall have no liability to CLIENT for any loss, damage or delay in a shipment attributable to the selected courier or any Third Party.

4.2                              Delivery of the Product shall be made together with the relevant batch documentation as required for release and in accordance with the Purchase Order, unless otherwise agreed between the Parties from time to time.

4.3                              Risk of loss and title in the Product shall pass to CLIENT in accordance with the Incoterm set out in Section 4.1.

4.4                              CLIENT will prepare, obtain, and maintain all necessary import and export registrations relating to the Product.

5.                                     CHARGES AND PAYMENT TERMS

5.1                                 In consideration of ARRAN’s provision of the Services under this Agreement, ARRAN shall submit invoices to CLIENT upon delivery of each Product Batch (or part thereof).  CLIENT shall pay to ARRAN the charges set-forth in the applicable invoice for each Product Batch (or part thereof) delivered.

5.2                              Payment will be made in full within [**] from the date of the invoice being issued to CLIENT.  All sums payable under this Agreement are exclusive of any applicable levy or taxes.

5.3                              Where any undisputed payment due under this Section 5 has not been made by [**] after the due date, ARRAN reserves the right to suspend the Services until all outstanding amounts have been paid.

5.4                              The Product Price will updated annually in line with inflation in the Republic of Ireland and with changes in volumes, process efficiencies, yields, and batch sizes.

5.5                              Notwithstanding Section 5.4 above, ARRAN shall have the right at any time to adjust the price of a batch of the Product by giving [**] written notice thereof, provided that such adjustment represents the true substantiated change in costs of the Services resulting from changes in Raw Materials or changes in the costs of any and all activities sub-contracted.

5.6                              In the event that CLIENT cancels a portion of the binding forecast or postpones the Services, ARRAN shall be entitled to charge CLIENT for any costs arising as a result of such cancellation or postponement, including all fees for Services rendered to the effective date of cancellation or postponement, non-cancellable costs, the cost of Raw Materials, and expenses and lost capacity reserved to perform the Services for the binding forecast, which cannot, with reasonable endeavours, be substituted with (an) alternative project(s). ARRAN shall provide CLIENT with an itemized invoice for its cancellation or postponement expenses and charges as soon as reasonably practicable following termination and winding-up of such work.

6.                                      AUDITS, INSPECTIONS AND REGULATORY PROCEDURES

6.1                              Subject to the undertakings as to confidentiality in this Agreement and on reasonable prior written notice, ARRAN shall permit employees or authorised representatives of CLIENT on any business day to enter and inspect those areas of ARRAN’s Facility which directly relate to the manufacture and supply of the Product to:

(a)             conduct [**] audit of ARRAN’s Facility;

(b)             as a result of a quality complaint relating to the Product, to conduct a for-cause audit provided however that ARRAN has been provided with not less than [**] of such inspection,

PROVIDED THAT CLIENT shall ensure that such employees and representatives are qualified and competent to conduct such audits and that those employees and representatives comply with confidentiality provisions equivalent to those under this Agreement and with all regulations and reasonable instructions issued by ARRAN relating to the conduct of persons at ARRAN’s Facility.

6.2                              Either Party shall promptly notify the other Party of any regulatory inspections of ARRAN’s Facility which it becomes aware in so far as such inspection relates to the Product.  ARRAN shall have primary responsibility for preparing any responses which may be required by the regulatory authority and CLIENT shall upon request of ARRAN use its best endeavours to support and assist ARRAN in preparing such responses.

7.                                      CONFIDENTIALITY

7.1                              The Parties undertake to maintain any Confidential Information disclosed hereunder in confidence and not to disclose it to any Third Party without the prior written consent of the disclosing party, provided that the receiving party may disclose such Confidential Information to its Affiliates, employees, officers, directors and representatives who need to know such Confidential Information for the purpose of performing the Services. The obligations set out in this Section 7.1 shall not apply to any Confidential Information which:

(a)             was in the receiving party’s possession prior to the date of disclosure by the disclosing Party, as evidenced by contemporaneous written records; or

(b)             was subsequently disclosed to the receiving party, without any obligation of confidence, by a Third Party provided that the source was acting lawfully; or

(c)              is or subsequently becomes generally available to the public other than as a result of its disclosure by the receiving party in breach of this Agreement; or

(d)             is developed by or for the receiving party independently of the information disclosed by the disclosing party, as evidenced by contemporaneous written records.

7.2                              A Party may disclose Confidential Information to the extent required by law, by any governmental or other regulatory authority, or by a court or other authority of competent jurisdiction provided that, to the extent it is legally permitted to do so, it gives the other Party as much notice as possible to permit such Party to seek a protective order or other similar order with respect to such Confidential Information.

8.                                      WARRANTIES

8.1                              ARRAN warrants only that (i) the Product supplied to CLIENT hereunder will have been manufactured and tested in accordance with the Specification, and will at the time of delivery conform with the Specification, and (ii) the ARRAN Background Intellectual Property (as defined below) does not infringe the Intellectual Property Rights of any Third Party.  The foregoing shall be the sole and exclusive warranty of ARRAN and the remedies provided in Sections 8.4 and 8.5 provide the sole and exclusive remedies of CLIENT with respect to the Services and to this warranty provided by ARRAN.

8.2                              All other warranties, express or implied including without limitations any implied warranty of merchantability or fitness for a particular purpose, are hereby disclaimed by ARRAN and excluded from these terms.

8.3                              CLIENT warrants that:

(a)                       it has authority to supply (and to authorise ARRAN to use in the manner contemplated by this Agreement) all specifications, instructions or information furnished by it to ARRAN and that any work undertaken on the basis of them or the sale of goods produced on the basis of such work shall not infringe the rights of any Third Party.

(b)                       it will comply with all applicable import and export laws and regulations.

8.4                              CLIENT shall have the right to reject Product by notifying ARRAN in writing of any claim that any Product is damaged or defective or that any Product does not comply with the Specification: (i) in the case of a defect that is apparent upon normal visual inspection, within [**] of receipt of such Product by CLIENT; or, (ii) in the case of latent defects or non-conformities that are not reasonably discoverable by visual inspection or through review of the manufacturing documentation provided by ARRAN, by notifying ARRAN of the defect or non-conformity after such period (within [**] after CLIENT becomes aware of such defect or non-conformity). In the event of any notification and rejection pursuant to the preceding sentence, ARRAN shall (subject to the supply and availability of all Raw Materials to the extent that the Raw Materials cannot be reworked or re-used and provided that CLIENT demonstrates that the Product has been shipped, stored and/or handled by the CLIENT or any Third Party in accordance with the Specification and unless the cause of the notified problem has occurred post-delivery and through no fault of ARRAN’s, or the notified problem is caused by faults in the Specification or other instructions or information provided by the CLIENT), replace the Defective Product within [**] (or such other period which may be agreed between the Parties), at no extra cost to the CLIENT, and shall make arrangements with the CLIENT for the return or destruction of such Defective Product.  ARRAN shall be liable only for the cost of any additional Raw Materials (to the extent that the Raw Materials cannot be reworked or re-used) required for ARRAN to replace the Defective Product. ARRAN’s liability for the cost of replacement of Defective Product shall be limited to the total value of the applicable Purchase Order. If replacement is not possible or if the replacement cost of the Defective Product exceeds the value of the applicable Purchase Order, ARRAN shall refund to CLIENT the portion of fees attributable to the Defective Product.  Where the fault for non-conformity lies with the CLIENT in accordance with the provisions of this Section, the CLIENT shall pay to ARRAN the invoice price for the Services and the CLIENT will bear all costs associated with the rework and/or replacement of Defective Product by ARRAN (including for the avoidance of doubt, the cost of any Raw Materials).

8.5                              Should the Product be rejected pursuant to Section 8.4 above, and should ARRAN (or CLIENT, if applicable) within [**], of notice of such rejection, fail to agree that such rejection was reasonable, the Parties shall mutually agree upon a Third Party to test samples of such Product and to review records and test data and other relevant information developed by both Parties relating thereto to ascertain whether the particular batch of Product adheres to the requirements set forth in the Purchase Order.  The findings of such Third Party shall be binding on both Parties. If the Product is found not to be Defective Product, the  CLIENT shall pay the costs of such tests and shall be deemed to have accepted the applicable Product and the CLIENT shall pay to ARRAN the invoice price for the Product.  If the Product is found to be Defective Product, ARRAN shall pay the costs of such tests and shall provide replacement Product in accordance with the provisions of Section 8.4.

9.                                      INTELLECTUAL PROPERTY

9.1                              Nothing in this Agreement shall affect, or grant any right to any Intellectual Property Rights owned by the Parties prior to the Effective Date or to the improvements, modifications or developments thereto arising during the term of this Agreement.

9.2          Subject to Section 9.3 of this Agreement, all Intellectual Property Rights which may arise in any documents, drawings, items, designs, processes, software or any other thing developed or produced by ARRAN or any of its employees or agents (whether in conjunction with CLIENT’s employees or agents or not) in performance of the Services on behalf of CLIENT shall vest in CLIENT, unless otherwise agreed in writing between the Parties.

9.3                              Notwithstanding anything to the contrary contained herein, CLIENT acknowledges that ARRAN and its professional staff currently possess certain inventions, processes, know-how, trade secrets, methods, approaches, analyses, improvements, other intellectual properties and other assets including, but not limited to, clinical trial management analyses, analytical methods, procedures and techniques, computer technical expertise and proprietary software, and technical and conceptual expertise in the area of manufacture, packaging and supplying products, all of which have been developed independently by ARRAN without the benefit of any information provided by CLIENT (collectively, “ARRAN Background Intellectual Property”).  CLIENT agrees that any improvements, modifications or developments to the ARRAN Background Intellectual Property shall be and remain the sole and exclusive property of ARRAN.

9.5                              No warranty is given by ARRAN that the Products do not infringe the Intellectual Property Rights of any Third Party and ARRAN shall not be liable for any liability, loss, costs, expenses or proceedings whatsoever and howsoever arising because of any such infringement.

10.                               INDEMNIFICATION

10.1                       CLIENT agrees to indemnify ARRAN, its Affiliates, and their respective employees, agents, officers and directors from any and all Losses arising due to Third Party claims resulting from any of the following:

(a)                       the infringement of a Third Party’s intellectual property rights, to the extent arising from the use of information or instructions provided by CLIENT; and

(b)                       the violation by CLIENT of any Applicable Law.

10.2                       ARRAN agrees to indemnify CLIENT, its Affiliates, and their respective employees, agents, officers and directors from any and all Losses arising due to Third Party claims resulting from:

(a)                     ARRAN’s material breach of any term of this Agreement;

(b)                       personal injury to any person arising as a result of ARRAN’s negligence or intentional misconduct in performing the Services; and

(c)                        the violation of any Applicable Law.

10.3                       Notwithstanding the foregoing, each Party’s obligation of indemnification in this Section 10 shall be reduced to the extent that the Third Party claim is held to have been caused by acts of negligence, wilful misconduct or breach of this Agreement by the Party seeking indemnification.

10.4                       In this section the term “Losses” shall mean (i) all final damages and costs awarded against any of the indemnitees, (ii) reasonable legal fees in the case of litigation or arbitration, and (iii) out-of-pocket expenses reasonably incurred by the indemnitees in connection with the investigation or defence of the claims.

11.                               LIMITATION OF LIABILITY

11.1                       Nothing in this Section 11 shall be deemed to exclude or limit the liability of either Party for any form of liability that may not be excluded or limited by law.

11.2                       Neither Party, its Affiliates or their respective officers, directors, employees, agents and representatives shall be liable to the other, its Affiliates or their respective officers, directors, employees, agents and representatives whether in contract, tort (including negligence) or for breach of statutory duty or misrepresentation, or otherwise, for any:

(a)                       loss of profits;

(b)                       loss of contracts or opportunity;

(c)                        increased production costs or cost of substitute services; or

(d)                       indirect, special, incidental or consequential damages

suffered by any person under or in connection with this Agreement.

11.3                       Except with respect to Claims for (a) wilful intent or gross negligence, (b) breach of confidentiality obligations under Section 7 (Confidentiality), (c) breach of intellectual property obligations under Section 9 (Intellectual Property) and (d) indemnification obligations under Section 10 (Indemnification), in which case ARRAN’s liability shall be limited as set forth in Section 11.4 (below), the total aggregate liability of ARRAN and its Affiliates and their respective officers, directors, employees, agents and representatives for Claims arising under or in connection with this Agreement shall be limited to direct damages not to exceed [**].

11.4                        The total aggregate liability of ARRAN and its Affiliates and their respective officers, directors, employees, agents and representatives for Claims for (a) wilful intent or gross negligence, (b)

breach of confidentiality obligations under Section 7 (Confidentiality), (c) breach of intellectual property obligations under Section 9 (Intellectual Property) and (d) indemnification obligations under Section 10 (Indemnification) shall be limited to direct damages not to exceed [**].

12.                              INSURANCE

12.1                       Each Party shall maintain in full force and effect during the term of this Agreement, insurance in such amounts and covering such risks as is considered reasonable and prudent in the industry.

12.2                       Each Party shall provide reasonable evidence of the current insurance held pursuant to Section 12.1, if requested by the other Party from time to time.

13.                               TERM AND TERMINATION

13.1                       Subject to earlier termination as provided for in Sections 13.2 and 13.3 below this Agreement shall commence on the Effective Date and shall remain in force for a period of five (5) years from that date and shall continue thereafter unless or until terminated by either Party giving not less than twelve 12 months’ written notice to terminate to the other Party expiring on or at any time after the expiry of the initial five (5) year term.

13.2                                 In the event that either Party:

(a)                       suffers the appointment of a receiver or administrator over any part of its property or the presentation of a winding-up or passes a resolution for its winding-up except for amalgamation or reconstruction;

(b)                       enters into any composition or arrangement with its creditors or becomes insolvent;

(c)                        commits any irremediable breach of this Agreement;

(d)                       commits any remediable breach of this Agreement and fails to remedy such breach within [**] of receipt of written notice from the other Party requiring it to remedy the breach, this Agreement may be terminated forthwith by the other Party upon written notice.

13.3                                 Termination of this Agreement (or any Purchase Order) for any reason will be without prejudice to the rights and obligations of the Parties accruing up to and including the date of such termination.  For the avoidance of doubt CLIENT shall pay ARRAN all fees for Services rendered to the effective date of termination in accordance with the Purchase Order where there is any termination event referred to in this Section 13.  All warranties and other provisions contained in Sections 7, 8, 9, 10, 11, 12, 13, 14 and 15 will survive termination of this Agreement.  Further, after any termination or expiration of this Agreement, this Agreement shall remain in full force and effect with respect to any outstanding Services described on any Purchase Orders that are not completed as of the effective date of termination or expiration of this Agreement, unless such Services are specifically cancelled by written consent of both Parties.

13.4                                 In the event of termination of this Agreement due to a breach of this Agreement by ARRAN (but not otherwise), CLIENT shall have the right, but not the obligation to:

(a)                     purchase from ARRAN some or all usable stocks of Product, Raw Materials, components and in-process materials at the contract price in the case of the Product and otherwise at the cost price paid by ARRAN.

13.5                       In the event of termination of this Agreement (other than as a result of the negligence, wilful default or other breach of the agreement by ARRAN), CLIENT shall be obliged to:

(a)                       purchase all usable stocks of Product, Raw Materials, components and in-process materials at the contract price in the case of the Product and otherwise at the cost price paid by ARRAN; and

(b)                       accept, at CLIENT’s cost, return of all stocks of Raw Materials held by ARRAN.

13.6                       In the event of termination of this Agreement, in addition to the fees for services rendered to the effective date of termination, ARRAN shall be entitled to charge CLIENT for the costs specified in Section 5.6 hereof.

14.                               FORCE MAJEURE & SCIENTIFIC/TECHNICAL OBSTACLES

14.1                       Neither Party shall be in breach of this Agreement nor liable for delay in performing, or failure to perform, any of its obligations under this Agreement if such delay or failure results from events, circumstances or causes beyond its reasonable control, and in such circumstances the time for performance shall be extended by a period equivalent to the period during which performance of the obligation has been delayed or failed to be performed, provided that if the period of delay or non-performance continues for a period in excess of [**], the Party not affected may terminate this Agreement by giving thirty (30) days’ written notice to the other Party. ARRAN will use all reasonable endeavours to mitigate the effects of the force majeure on its performance and delivery of the Products.

14.2                       If it becomes apparent to either Party at any stage in the provision of the Services that it will not be possible to complete the Services for scientific or technical reasons, the Parties shall agree on a plan for addressing the identified scientific or technical challenges. A thirty (30) day period shall be allowed for good faith discussion and attempts to resolve such problems.  If such problems are not resolved within said period, the Parties shall have the right to terminate the applicable Purchase Order and ARRAN shall not be liable for any failure to perform or delay in performing any of its obligations.  In the event Client terminates a Purchase Order as detailed above ARRAN’s post termination rights as detailed in Section 13.3 shall take effect.

15.                               GENERAL

15.1                       Neither Party shall assign or otherwise transfer this Agreement or any of its rights and obligations hereunder without the prior written consent of the other Party except to an Affiliate or a successor to its business that assumes all obligations of the assignor hereunder in connection with the transfer or sale of all or substantially all of its assets, or its merger or consolidation with or into any other entity, provided that no such assignment shall release the assignor from its obligations without the consent of the other Party hereto.

15.2                       If any court or competent authority finds that any provision of this Agreement is invalid, illegal or unenforceable, that provision shall, be deemed to be deleted, and the validity and enforceability of the other provisions of this Agreement shall not be affected.

15.3                       The Parties to this Agreement expressly agree that the United Nations Convention on the International Sale of Goods shall not apply.

15.4                       No variation of this Agreement shall be effective unless it is in writing and signed by the Parties (or their authorised representatives).

15.5                       This Agreement and any dispute or claim arising out of or in connection with it shall be governed by and construed in accordance with the laws of the Republic of Ireland.

15.6                       The Parties shall attempt in good faith to resolve any controversy, claim, or dispute arising out of or relating to this Agreement, or its interpretation, performance, non-performance or any breach of any respective obligations hereunder through negotiations between their respective Managing Directors (or their designees).  If such individuals or their designees are unable to resolve such dispute within [**] of such written notice, either Party may initiate arbitration proceedings pursuant to Section 15.7.

15.7                        Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination shall be submitted to the jurisdiction of the courts of the Republic of Ireland.  Each Party irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum.

15.8                       This Agreement, including all of its appendices, contains the entire understanding of the Parties hereto and supersedes all previous agreements between the Parties with respect to the subject matter contained herein.  Each Party acknowledges that, in entering into this Agreement, it has not relied on, and shall have no right or remedy in respect of, any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this Agreement.

15.9                       To the extent that there is a conflict between the terms contained in this Agreement and any Purchase Order, the conflict shall be resolved by interpreting the provisions in the following order of priority: (i) this Agreement (ii) the provisions of the Purchase Order.

15.10                Notices shall be given as follows:

(a)                                All communications provided for in this Agreement shall be deemed duly given (subject to Section 15.10(b) below) if sent by first class mail, postage prepaid, overnight courier service or facsimile to the address and facsimile number of the respective Parties as set forth below or such other address of which that Party may from time to time notify the other in writing.

To ARRAN:                             ARRAN CHEMICAL COMPANY LIMITED

c/o ALMAC GROUP LIMITED

ALMAC House, 20 Seagoe Industrial Estate

Craigavon

BT63 5QD

United Kingdom

Attn: [**]

Fax: [**]

To CLIENT:                           Nabriva Therapeutics Ireland DAC

Suite 510, Regus Dublin Airport,

Skybridge House, Dublin Airport,

Swords, County Dublin, Ireland

Attn: Robert Crotty, General Counsel

Email address: [**]

With a copy to:

Nabriva Therapeutics GmbH

Leberstrasse 20

1110 Vienna

Austria

Attn.: Werner Heilmayer

Email address: [**]

Fax:  [**]

(b)                                All original investigation documents and legal notices as well as a copy of all notices required to be given under this Agreement shall be in writing and sent by certified mail, return receipt requested, or overnight courier to the address provided in Section 15.10(a), to the attention of “LEGAL COUNSEL”.  Such notices shall be effective on receipt.

15.11                This Agreement may be executed via facsimile or “.pdf” file and in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument

IN WITNESS whereof this Agreement has been duly executed on the date first above written.

SIGNED by:	/s/ Colin Hayburn	Date:	12 Nov 2018
Name: Colin Hayburn
Director
for and on behalf of ARRAN CHEMICAL COMPANY LIMITED

SIGNED by:	/s/ Michael Murphy	Date:	13 Nov 2018
Name: Michael Murphy
Director
for and on behalf of NABRIVA THERAPEUTICS IRELAND DAC

SCHEDULE 1

FORECASTS

A.                                   Ordering

On or before the Effective Date CLIENT shall provide to ARRAN a forecast of CLIENT’s anticipated monthly requirement for the Product for the following twelve (12) months (the “Initial Forecast”).  The first six (6) months of this Initial Forecast shall be considered binding and ARRAN will be permitted to place orders on its suppliers for the Raw Materials in line with the requirements forecast for the first [**].

B.                                   Rolling Forecast

CLIENT shall provide to ARRAN, in continuation of the Initial Forecast, an updated forecast of demand for the following twelve (12) months, submitted on a [**] basis (the “Rolling Forecast”).  The quantities indicated in the Rolling Forecast for the first six (6) calendar months ahead of the current shall be considered binding and ARRAN shall deliver Product in accordance with the forecast and the Purchase Order as set-forth below. The quantities indicated in the Rolling Forecast for the remaining six (6) calendar months shall be considered an estimate of future requirements and shall be non-binding.

C.                                   Purchase Orders

CLIENT shall provide ARRAN with Purchase Orders for batches of Product with the binding period of the Rolling Forecast. Upon receipt of the Purchase Orders, ARRAN shall review and confirm in writing acceptance or otherwise of the Purchase Order within [**] from receipt.

Specific arrangements for the volume and timing of supply of the Products may be agreed in advance in writing between the Parties from time to time. Any additional costs to support such arrangements will be agreed in advance with CLIENT.

If for any reason ARRAN believes that it is or is likely to be unable to fulfil any part of the Purchase Order made by CLIENT for the Product, it shall promptly inform CLIENT in writing within [**] of becoming aware that ARRAN is unlikely to be able to fulfil any part of the Purchase Order and the Parties will discuss in good faith a revised delivery date.

SCHEDULE 2

PRODUCT SPECIFICATION

PRODUCT:	(R)-3-CYCLOHEXENE-1-CARBOXYLIC ACID

CAS No:	[5709-98-8]
Revision: Revision Date:	1 29SEP2017

TEST	SPECIFICATION

APPEARANCE	[**]

IR SPECTRUM	[**]

WATER CONTENT (Karl Fischer)	[**]

HPLC PURITY	[**]

SPECIFIC ROTATION	[**]

CHIRAL PURITY (HPLC)	[**]

1H NMR SPECTRUM	[**]

RESIDUAL SOLVENTS (GC)	[**]

RESIDUE ON IGNITION	[**]

HEAVY METALS	[**]

SCHEDULE 3

PRODUCT PRICE

Description	kg	Price per kg (EUR)	Total price (EUR)
	[**] kg	[**]	[**]
PRODUCT	[**] kg	[**]	[**]
	[**] kg	[**]	[**]